Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

Cotton States Life Insurance Company:

We consent to incorporation by reference in Registration Statement Nos. 333-00793, 333-00795, and 33-30696 on Form S-8 of Cotton States Life Insurance Company of our reports dated February 26, 2002, except as to note 2 which is as of March 14, 2003, with respect to the consolidated balance sheet of Cotton States Life Insurance Company and subsidiaries as of December 31, 2001, and the related consolidated statements of earnings, shareholders’ equity, cash flows, and comprehensive income for each of the years in the two-year period ended December 31, 2001, which appears in the December 31, 2002 Annual Report on Form 10-K of Cotton States Life Insurance Company and subsidiaries. Our report refers to the Company’s restatement of its consolidated financial statements for the years ended December 31, 2001 and 2000.

/s/ KPMG LLP

Atlanta, Georgia
March 24, 2003